EXHIBIT 8(b)(v)
Rule 22c-2 Shareholder Information Agreement
Related to Variable Insurance Products
     SHAREHOLDER INFORMATION AGREEMENT entered into as of April 5, 2007, by and between the Fidelity Distributors Corporation and the Company with an effective date of October 16, 2007.
     WHEREAS, the Company and the Underwriter and each Fund have entered into one or more participation agreements regarding the purchase and redemption of shares of the Fund by the Company on behalf of its separate accounts for the benefit of the holders of interests in variable annuity or variable life insurance contracts issued by the Company; and
     WHEREAS, the Company, and Underwriter desire to enter into a shareholder information agreement to comply with the provisions of SEC Rule 22c-2 under the Investment Company Act of 1940 and for other purposes;
     NOW, THEREFORE, in consideration of their mutual promises, the Company and the Underwriter agree as follows:
1. Agreement to Comply with Policies. Company represents and warrants that it will comply with its policies and procedures designed to prevent excessive trading as approved by the Fund, or will comply with the Fund’s policies and procedures regarding excessive trading as set forth in the Fund’s prospectus.
2. Agreement to Provide Information. The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)*, or other government-issued identifier (“GII”) and the Contract Owner number or participant account number associated with the Contract Owner, if known, of any or all Contract Owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, the Company shall only be required to provide information relating to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions. Upon further request by the Fund or its designee, the Company agrees to provide the name or other identifier of any investment professionals (if known) associated with any Contract Owner(s) account which has been identified by the Fund as having violated policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

*	According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

2.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.
2.2 Form and Timing of Response. (a) The Company agrees to transmit the requested information that is on its books and records to the Portfolio or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If requested by the Fund or its designee, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Contract Owners who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).
(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and
(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format or another mutually acceptable format.
2.3 Limitations on Use of Information. The Underwriter agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws unless otherwise agreed by the Company. If a party to this Agreement becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by Underwriter in response to a request for information pursuant to the terms of this Agreement and determines that there is a reasonable likelihood of harm resulting from such disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.
3. Agreement to Restrict Trading. The Company agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Contract Owner that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund or its designee, any such restrictions or prohibitions shall only apply to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.
3.1 Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract Owner number or participant account number associated with the Contract Owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract Owner number or participant account number associated with the Contract Owner is not known, the instructions must include an equivalent identifying number of the Contract Owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Underwriter agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract Owner, information regarding those trades of the contract holder that violated the Fund’s policies.
3.2 Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Company.
3.3 Confirmation by Company. The Company must provide written confirmation to the Underwriter that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.
4. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.
5. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreements.
6. Definitions. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:
The term “Company” shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; and (iii) an insurance company separate account.

The term “Fund” includes the Fund’s principal underwriter, transfer agent or other designated affiliates. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1
The term “Shares” means the interests of Contract Owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.
The term “Contract Owner” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.
The term “Contract Owner-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) pursuant to allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.
The term “Contract Owner-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
The term “written” includes electronic writings and facsimile transmissions.

[1]	As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) find that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

INDIANAPOLIS LIFE INSURANCE COMPANY
By:	/s/ Michael H. Keill
	Name:	Michael H. Keill
	Its:	Exec. Vice President

FIDELITY DISTRIBUTORS CORPORATION
By:	/s/ Bill Loehning
	Name:	Bill Loehning
	Title:	Executive Vice President
	Date:	4/11/07